Exhibit 4.10

FIFTH SUPPLEMENTAL TRUST DEED
Dated as of July 1, 2008
Supplementing the Trust Deed, dated
as of May 1, 1998, among
Countrywide Home Loans, Inc.,
Countrywide Financial Corporation (formerly Countrywide Credit Industries, Inc.),
and
Bankers Trustee Company Limited, as Trustee,
as modified and restated by the Fourth Supplemental Trust Deed dated January 29, 2002.

     THIS FIFTH SUPPLEMENTAL TRUST DEED, dated as of July 1, 2008 (the “Fifth Supplemental Trust Deed”), is made by and among RED OAK MERGER CORPORATION, a Delaware corporation (the “Corporation”), COUNTRYWIDE HOME LOANS, INC., a New York corporation (“Issuer”), COUNTRYWIDE FINANCIAL CORPORATION (formerly Countrywide Credit Industries, Inc.), a Delaware corporation (“CFC”), and DEUTSCHE TRUSTEE COMPANY LIMITED (formerly Bankers Trustee Company Limited) company incorporated with limited liability in England and Wales, as Trustee (the “Trustee”) under the Trust Deed referred to herein.
W I T N E S S E T H:
     WHEREAS, Issuer, CFC and the Trustee are parties to a Trust Deed dated as of May 1, 1998, as modified and restated by that certain First Supplemental Trust Deed dated as of December 16, 1998, that certain Second Supplemental Trust Deed dated as of December 23, 1999, that certain Third Supplemental Trust Deed dated as of January 12, 2001, and that certain Fourth Supplemental Trust Deed dated as of January 29, 2002 (as amended and supplemented, the “Trust Deed”), providing for the issuance of Notes by the Issuer thereunder;
     WHEREAS, there is outstanding under the terms of the Trust Deed one or more series of Notes (the “Securities”);
     WHEREAS, Bank of America Corporation, CFC and the Corporation have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 11, 2008, pursuant to which CFC will merge with and into the Corporation (the “Merger”), with the Corporation as the surviving corporation in the Merger;
     WHEREAS, the Merger is expected to be effective as of July 1, 2008;
     WHEREAS, Clause 19(D)(3) of the Trust Deed provides that in the case of a merger of CFC (acting as the Guarantor under the Trust Deed), the surviving corporation shall be a corporation organized and existing under the laws of the United States of America, any political subdivision thereof or any state thereof and shall expressly assume by supplemental trust deed all the obligations and covenants under the Securities and the Trust Deed to be performed and observed by CFC;
     WHEREAS, this Fifth Supplemental Trust Deed has been duly authorized by all necessary corporate action on the part of each of Issuer, CFC and the Corporation;
     WHEREAS, the Trustee has determined this Fifth Supplemental Trust Deed is proper and satisfactory in form; and
     WHEREAS, all things necessary to make this Fifth Supplemental Trust Deed a valid Trust Deed and agreement according to its terms have been done.

     NOW, THEREFORE, in consideration of these premises, Issuer, CFC, the Corporation and the Trustee agree as follows for the benefit of the holders of the Securities:
ARTICLE I
ASSUMPTION BY SUCCESSOR CORPORATION
AND SUPPLEMENTAL PROVISIONS
     SECTION 1.1 Assumption of the Securities.
     (a) The Corporation hereby represents and warrants that:
(i)	it is a corporation organized and existing under the laws of the State of Delaware and is the surviving corporation in the Merger; and
(ii)	the execution, delivery and performance of this Fifth Supplemental Trust Deed has been duly authorized by the Board of Directors of the Corporation.
     (b) The Corporation hereby expressly takes over and assumes the obligations of the Guarantor (as defined in the Trust Deed) contained in Clause 7 of the Trust Deed and the performance of every covenant of the Trust Deed on the part of the Guarantor (as defined in the Trust Deed) to be performed or observed.
     SECTION 1.2 Assumption of Liabilities.
     (a) Subject to the receipt by the Trustee of a directors’ certificate substantially in the form set out in Schedule 1.2 attached hereto (dated the date hereof) the parties hereto agree that with effect on and from the effective time of the Merger (the “Merger Date”):
(i)	all the rights, obligations and liabilities of CFC under or in respect of the Securities and under the Trust Deed shall be taken over and assumed by the Corporation including, but without limiting the generality of the foregoing, the obligation to guarantee payment by the Issuer of (a) the interest on the Securities accrued up to and including the Merger Date but unpaid and (b) all other moneys payable in respect of the Securities or under or pursuant to the Trust Deed accrued up to and including, or payable prior to, the Merger Date but unpaid; and any other amounts payable by the Issuer under the Securities and under these presents upon failure by the Issuer to pay; and
(ii)	(x) all the terms, provisions and conditions of the Trust Deed and the Securities and theretofore applying to CFC shall apply to the Corporation in all respects as if the Corporation had been a party to the Trust Deed in place of CFC and (y) the Trust Deed in respect thereof shall be read and construed as if all references therein to CFC were references to the Corporation.
     (b) The Corporation hereby:
(i)	covenants with the Trustee that with effect on and from the Merger Date it will duly observe and perform and be bound by all of the covenants (including, but without limiting the generality of the foregoing, any covenant to pay), conditions and provisions of these presents (as defined in the Trust Deed), the Securities issued under the Programme by the Issuer and the Conditions of the Securities as prior thereto have been expressed to be binding on CFC; and

(ii)	irrevocably and unconditionally guarantees to the Trustee the due and punctual payment in accordance with the provisions of the Securities in respect of which the Corporation is expressed to be the Guarantor of the principal of and interest (if any) on the Securities or any other amounts payable by the Issuer under the Securities and under these presents (as defined in the Trust Deed) upon failure by the Issuer so to pay and accordingly all the provisions of Clause 7 of the Trust Deed (as modified and restated) shall mutatis mutandis have effect with regard to this guarantee as though such provisions were herein set forth.
     SECTION 1.3 Name. Effective July 1, 2008, the name of the Guarantor shall be “Countrywide Financial Corporation (formerly known as Red Oak Merger Corporation),” as the successor corporation under the Trust Deed.
     SECTION 1.4 Trustee’s Acceptance. The Trustee hereby accepts this Fifth Supplemental Trust Deed and agrees to perform the same under the terms and conditions set forth in the Trust Deed.
ARTICLE II
MISCELLANEOUS
     SECTION 2.1 Effect of Supplemental Trust Deed. Upon the later to occur of (i) the execution and delivery of this Fifth Supplemental Trust Deed by the Corporation, Issuer, CFC and the Trustee and (ii) the Merger Date, the Trust Deed shall be supplemented in accordance herewith, and this Fifth Supplemental Trust Deed shall form a part of the Trust Deed for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered under the Trust Deed shall be bound thereby.
     SECTION 2.2 Trust Deed Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Trust Deed shall remain in full force and effect.

     SECTION 2.3 Trust Deed and Supplemental Trust Deeds Construed Together. This Fifth Supplemental Trust Deed is supplemental to and in implementation of the Trust Deed, and the Trust Deed and this Fifth Supplemental Trust Deed shall henceforth be read and construed together.
     SECTION 2.4 Confirmation and Preservation of Trust Deed. The Trust Deed as supplemented by this Fifth Supplemental Trust Deed is in all respects confirmed and preserved.
     SECTION 2.5 Severability. In case any provision in this Fifth Supplemental Trust Deed shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     SECTION 2.6 Terms Defined in the Trust Deed. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Trust Deed.
     SECTION 2.7 Addresses for Notice, etc., to the Corporation and Trustee. Any notice or demand which by any provisions of this Fifth Supplemental Trust Deed or the Trust Deed is required or permitted to be given or served by the Trustee or by the holders of Securities to or on the Corporation may be given or served by pre-paid post (first class if inland, first class airmail if overseas) or by facsimile transmission or by delivering it by hand (until another address if filed by the Corporation with the Trustee) as follows:
Bank of America Corporation
Bank of America Corporate Center
100 North Tryon Street
NC1-007-07-13
Corporate Treasury Division
Charlotte, North Carolina 28255
Telephone: (980) 387-3776
Facsimile: (980) 387-8794
Attention: B. Kenneth Burton, Jr.
Together with a copy to:
Bank of America Corporation
Legal Department
NC1-002-29-01
101 South Tryon Street
Charlotte, North Carolina 28255
Telephone: (704) 386-4238
Facsimile: (704) 386-1670
Attention: Teresa M. Brenner, Esq.

Any notice, direction, request or demand by any holder of Securities to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if given or made in writing at the principal office of the Trustee, which shall be as follows:
Deutsche Trustee Company Limited
Winchester House
1 Great Winchester Street
London EC2N 2DB
Telephone: 020 7545 8000
Facsimile: 020 7547 6149
Attention: Managing Director
     SECTION 2.8 Headings. The Article and Section headings of this Fifth Supplemental Trust Deed have been inserted for convenience of reference only, are not to be considered part of this Fifth Supplemental Trust Deed and shall in no way modify or restrict any of the terms or provisions hereof.
     SECTION 2.9 Benefits of Fifth Supplemental Trust Deed, etc. Nothing in this Fifth Supplemental Trust Deed or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Trust Deed, this Fifth Supplemental Trust Deed or the Securities.
     SECTION 2.10 Certain Duties and Responsibilities of the Trustees. In entering into this Fifth Supplemental Trust Deed, the Trustee shall be entitled to the benefit of every provision of the Trust Deed relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.
     SECTION 2.11 Counterparts. The parties may sign any number of copies of this Fifth Supplemental Trust Deed. Each signed copy shall be an original, but all of them together represent the same agreement.
     SECTION 2.12 Governing Law. These presents are governed by, and shall be construed in accordance with, English law.
     SECTION 2.13 Submission to Jurisdiction.
     (a) Each of the Corporation, Issuer and CFC irrevocably agrees for the benefit of the Trustee that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with these presents and that accordingly any suit, action or proceedings arising out of or in connection with these presents (together referred to as “Proceedings”) may be brought in the courts of England. Each of the Corporation, Issuer and CFC irrevocably and unconditionally waive and agree not to raise any objection which it may have now or subsequently to the laying of the venue of any Proceedings in the courts of England and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably and unconditionally agrees that a judgment in any Proceedings brought in the courts of England shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction. Nothing in this Clause shall limit any right to take Proceedings against the Corporation, Issuer or CFC in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.
     (b) Each of the Corporation, Issuer and CFC irrevocably and unconditionally appoints Clifford Chance Secretaries Limited at its registered office for the time being (being at the date hereof at 10 Upper Bank Street, London E14 5JJ) and in the event of its ceasing so to act will appoint such other person as the Trustee may approve and as the Corporation, Issuer and CFC may nominate in writing to the Trustee for the purpose to accept service of process on its behalf in England in respect of any Proceedings. Each of the Corporation, Issuer and CFC:
(i)	agrees to procure that, so long as any of the Notes issued by it remains liable to prescription, there shall be in force an appointment of such a person approved by the Trustee with an office in London with authority to accept service as aforesaid;

(ii)	agrees that failure by any such person to give notice of such service of process to the Corporation, Issuer and CFC shall not impair the validity of such service or of any judgment based thereon; and

(iii)	agrees that nothing in these presents shall affect the right to serve process in any other manner permitted by law.
[Signature Page Follows]

     IN WITNESS WHEREOF, this Fifth Supplemental Trust Deed has been duly executed and delivered as a deed by the parties as of the date first written above.

EXECUTED as a deed by	)
RED OAK MERGER CORPORATION	)
by	)	/s/ Joe L. Price
acting under the authority of that company	)	Joe L. Price
in the presence of:	)	Chief Financial Officer

Witness’ Signature:

Name:

Address:

Occupation:

     IN WITNESS WHEREOF, this Fifth Supplemental Trust Deed has been duly executed and delivered as a deed by the parties as of the date first written above.

EXECUTED as a deed by	)
COUNTRYWIDE FINANCIAL	)
CORPORATION	)
by	)	/s/ Jennifer S. Sandefur
acting under the authority of that company	)	Jennifer S. Sandefur
in the presence of:	)	Senior Managing Director, Treasurer

Witness’ Signature:

Name:

Address:

Occupation:

EXECUTED as a deed by	)
COUNTRYWIDE HOME LOANS,	)
INC.	)
by	)	/s/ Jennifer S. Sandefur
acting under the authority of that company	)	Jennifer S. Sandefur
in the presence of:	)	Senior Managing Director, Treasurer

Witness’ Signature:

Name:

Address:

Occupation:

     IN WITNESS WHEREOF, this Fifth Supplemental Trust Deed has been duly executed and delivered as a deed by the parties as of the date first written above.

THE COMMON SEAL of DEUTSCHE	)
TRUSTEE COMPANY LIMITED	)
Was affixed to this deed in	)
Director:
Associate Director:

Schedule 1.2
Director’s Certificate